Exhibit 99.1

                      [LOGO] EZEM(TM)
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     Visualize a healthier world.

Company Contact:                        Investor Relations Contacts:
E-Z-EM, Inc.                            Lippert/Heilshorn & Associates, Inc.
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Tom Johnson x3317                       Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624                                               ------------------
www.ezem.com                            (212) 838-3777
                                        Bruce Voss (bvoss@lhai.com)
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                                        (310) 691-7100
                                        www.lhai.com

FOR IMMEDIATE RELEASE

                 E-Z-EM CHAIRMAN ADOPTS RULE 10b5-1 TRADING PLAN

LAKE SUCCESS, N.Y. (June 15, 2004) - E-Z-EM, Inc. (Amex: EZM) today announced that during the Company's last window trading period, Howard S. Stern, the Company's chairman, adopted a prearranged trading plan intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934.

Under the plan, Mr. Stern intends to sell up to 8,000 shares per month over the two-year term of the plan, beginning in June, 2004.

Commenting on the plan, Mr. Stern said, "As E-Z-EM has grown over the years, I find my holdings representing a greater portion of my net worth. I have adopted this plan for financial diversification and estate planning purposes."

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company has developed the only CT injector on the market that can help detect contrast extravasation, the EmpowerCT(R) with patented EDA(TM) technology; it also offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system.

AngioDynamics, Inc., a subsidiary of E-Z-EM, Inc., designs, develops, manufactures and markets innovative medical devices used in minimally invasive, image guided procedures to treat peripheral vascular disease. It offers a broad line of therapeutic and diagnostic devices that enable interventional physicians to treat peripheral vascular disease and other non-coronary diseases. AngioDynamics' diversified product line includes angiographic catheters, hemodialysis catheters, PTA dilation catheters, thrombolytic products, image-guided vascular access products, endovascular laser venous system products, as well as drainage products.

The statements made in this document contain certain forward-looking statements. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company's control. Such risks and uncertainties include the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended February 28, 2004 as well as its Annual Report on Form 10-K for the year ended May 31, 2003. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.